UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
CARE INVESTMENT TRUST INC.

(Exact name of registrant as specified in its charter)

Maryland	38-3754322

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York	10017

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
     Securities Act registration statement file number to which this form relates:
     Not applicable (If applicable)
     Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, Par Value $0.001 per share

(Title of Class)

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
     On August 25, 2010, Care Investment Trust Inc. (the “Company”) notified the New York Stock Exchange (“NYSE”) that, as an unexpected outcome of the Company’s previously announced self tender offer, fewer than the 600,000 shares of the Company’s common stock remained publicly held as required by Section 802.01A of the NYSE’s Listed Company Manual. As a result, on August 27, 2010, the Company received a notice (the “Notice”) from the NYSE that trading in the Company’s common stock would be suspended effective as of the close of trading on August 26, 2010, and that application would be made to the Securities and Exchange Commission to delist the Company’s common stock pending the completion of applicable procedures, including any appeal by the Company of the NYSE’s staff decision. The Company appealed the NYSE staff’s decision and attempted to take steps to cure the deficiency related to the minimum number of publicly held shares. On October 21, 2010, the NYSE Regulation, Inc. Board of Directors’ Committee for Review (“NYSE Review Committee”) affirmed the NYSE staff’s decision to delist the Company’s common stock. Subsequently, the NYSE staff made an application on Form 25 to the Securities and Exchange Commission (“SEC”) to delist the Company’s common stock. The Company remains listed and trades on the OTCQX marketplace under the ticker symbol CVTR.
Item 1. Description of Registrant’s Securities to be Registered.
     Except as otherwise noted below, the Company hereby incorporates by reference herein the description of its common stock, par value $0.001 per share, to be registered hereunder set forth under the heading “Description of Capital Stock” in the Registrant’s prospectus forming part of its Registration Statement on Form S-11 (File No. 333-141634), as amended (the “Registration Statement”), filed with the SEC pursuant to the Securities Act of 1933, as amended. In addition, incorporated by reference herein is information relating to the common stock under the caption “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws” in the Registration Statement.
     Our charter provides that we may issue up to 250,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.001 per share. As of June 30, 2011, 10,154,294 of our common shares were issued and outstanding, and no shares of preferred stock were issued and outstanding. To the extent permitted by Maryland law, our board of directors, without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.
     There is no cumulative voting in the election of directors, and our directors are elected by plurality voting.
     In connection with the issuance of shares of common stock to Tiptree Financial Partners, LP (“Tiptree”) pursuant to the terms of that certain Purchase and Sale Agreement, dated March 16, 2010, as amended, between the Company and Tiptree, the Company and Tiptree entered into that certain Registration Rights Agreement, dated March 16, 2010 (the “Registration Agreement”), with regard to said shares of common stock. Pursuant to this Registration Agreement, the Company granted to Tiptree certain demand registration rights to have its shares of common stock registered for sale, including both Long-Form Demand Registrations (as defined in the Registration Agreement), for which the Company is not obligated to effect more than three (3) Long-Form Demand Registrations in the aggregate, and Short-Form Demand Registrations (as defined in the Registration Agreement). The Registration Agreement also grants to Tiptree the right to “piggy-back” its shares in registration statements the Company may file in connection with any future public offering. Notwithstanding the foregoing, the Company may suspend the use of a Resale Registration Statement (as defined in the Registration Agreement) on up to two (2) occasions during any period of twelve (12) consecutive months for a reasonable time, but not exceeding 60 days in the aggregate upon the satisfaction of certain conditions set forth in the Registration Agreement.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Third Articles of Amendment and Restatement of the Registrant (previously filed as Exhibit 3.1 to the Company’s Form 8-K (File No. 001-33549), filed on September 3, 2010 and herein incorporated by reference).

3.2	Third Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.1 to the Company’s Form 8-K (File No. 001-33549), filed on November 8, 2010 and herein incorporated by reference).

4.1	Form of Certificate for Common Stock (previously filed as Exhibit 4.1 to the Company’s Form S-11, as amended (File No. 333-141634), filed on June 7, 2007 and herein incorporated by reference).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CARE INVESTMENT TRUST INC. (Registrant)
Date August 9, 2011	By:	/s/ Salvatore (Torey) V. Riso Jr.
		Name:	Salvatore (Torey) V. Riso Jr.
		Title:	President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description
3.1	Third Articles of Amendment and Restatement of the Registrant (previously filed as Exhibit 3.1 to the Company’s Form 8-K (File No. 001-33549), filed on September 3, 2010 and herein incorporated by reference).

3.2	Third Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.1 to the Company’s Form 8-K (File No. 001-33549), filed on November 8, 2010 and herein incorporated by reference).

4.1	Form of Certificate for Common Stock (previously filed as Exhibit 4.1 to the Company’s Form S-11, as amended (File No. 333-141634), filed on June 7, 2007 and herein incorporated by reference).

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